Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
DIRECT DIGITAL HOLDINGS, Inc.

Direct Digital Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: That the name of the Corporation is Direct Digital Holdings, Inc.

SECOND: The Corporation was organized and is existing under and by virtue of the DGCL by the filing of a Certificate of Incorporation with the Secretary of State of the State of Delaware on August 23, 2021, under its current name, as amended and restated by that certain Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on February 11, 2022, as amended by that certain Certificate of Amendment to Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on June 10, 2025, as further amended by that certain Certificate of Designation of Series A Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on August 8, 2025, that certain Amended and Restated Certificate of Designation of Series A Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on October 15, 2025, and that certain Certificate of Amendment to Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on November 5, 2025 (the “Current Charter”).

THIRD: The Current Charter is hereby amended by adding the following Sections 9.1 and 9.2 to ARTICLE V:
“9.     Reverse Stock Split.

9.1    Effectiveness. At 12:01am on January 12, 2026 (the “Effective Time”) pursuant to the DGCL of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation, as amended, every fifty-five (55) issued and outstanding shares or shares held by the Corporation as treasury stock of Class A Common Stock and Class B Common Stock, as applicable, as of the date and time immediately preceding the Effective Time (the “Old Shares”), shall automatically be reclassified as and converted into one (1) validly issued, fully paid and non-assessable share of Class A Common Stock or Class B Common Stock, respectively, (the “New Shares”) without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). Further, every right, option and warrant to acquire Old Shares outstanding immediately prior to the Effective Time shall, as of the Effective Time and without any further action, automatically be reclassified into the right to acquire New Shares based on the conversion ratio of shares of Old Shares to New Shares set forth in the preceding sentence, but otherwise upon the terms of

Exhibit 3.1
such right, option or warrant (except that the exercise or purchase price of such right, option or warrant shall be proportionately adjusted).

No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional New Shares in the Reverse Stock Split shall be entitled to receive cash (without interest or deduction) from the Corporation’s transfer agent in lieu of such fractional share interests (if applicable upon the submission of a letter of transmittal by a stockholder holding the shares in book-entry form and, where shares are held in certificated form, upon the surrender of the stockholder’s Old Certificates (as defined below)), in an amount equal to the product obtained by multiplying (a) the closing price per share of the Class A Common Stock as reported on the Nasdaq Stock Market as of the date of the Effective Time, by (b) the fraction of one New Share owned by the stockholder.

9.2.    Certificates. Each holder of record of a certificate which immediately prior to the last trading day preceding the date of the Effective Time (the “Effective Date”) represents Old Shares (the “Old Certificates”) shall be entitled to receive upon surrender of such Old Certificates to the Corporation’s transfer agent for cancellation, a certificate (the “New Certificates”) representing the number of whole New Shares into and for which the shares formerly represented by such Old Certificates so surrendered are exchangeable. From and after the Effective Date, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof.”

FOURTH: That this Certificate of Amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the DGCL.

FIFTH: This Certificate of Amendment shall be effective upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned officer of the Corporation has caused this Certificate of Amendment to be executed on this 8th day of January, 2026.

Direct Digital Holdings, Inc.

By: _/s/ MARK WALKER _
Name: Mark Walker
Title: Chief Executive Officer